                                                                     Exhibit 7.1




                              REINSURANCE AGREEMENT

                           EFFECTIVE FEBRUARY 1, 1999

                                     BETWEEN

                          CONTINENTAL ASSURANCE COMPANY

                                       AND

                          GE LIFE AND ANNUITY ASSURANCE

                                     COMPANY

                        GUARANTEED MINIMUM DEATH BENEFIT
                             REINSURANCE AGREEMENT

CEDING COMPANY:   GE LIFE AND ANNUITY ASSURANCE COMPANY
                  (hereinafter referred to as the "Ceding Company")

REINSURER:        CONTINENTAL ASSURANCE COMPANY OF CHICAGO, ILLINOIS
                  (hereinafter referred to as "Continental")

EFFECTIVE DATE:   February 1, 1999

Commencing on the effective date, the Ceding Company will submit and Continental agrees to accept, the Ceding Company's Guaranteed Minimum Death Benefit (GMDB) risks as defined in Schedule B, the Accepted Coverage Schedule, subject to the provisions of this agreement.

                                TABLE OF CONTENTS

ARTICLES   TITLE                                    PAGE

I          Automatic reinsurance                      3
II         Reinsurance premiums and reporting         3
III        Errors and omissions                       5
IV         Forms                                      5
V          Claims                                     5
VI         Recapture                                  7
VII        Inspection of records                      7
VIII       Confidentiality                            8
IX         Insolvency                                 8
X          Termination charge                         9
XI         Parties to the agreement                  10
XII        Duration of agreement                     10
XIII       Arbitration                               10
XIV        Currency                                  11
XV         Choice of law and forum                   11
XVI        Dac tax                                   11
XVII       Premium tax                               12
XVIII      Entire contract                           12

                                    SCHEDULES

A          Automatic Acceptance Limits               15
B          Accepted Coverage                         16
C          Premium Rates                             18
D          Quarterly Reporting Format                19
E          Sub-Accounts                              20

                                    ARTICLE I
                              AUTOMATIC REINSURANCE

1. Beginning with the effective date of this agreement, the Ceding Company will cede and Continental will accept, subject to the limits and conditions set forth in this Agreement and the Schedules attached thereto, reinsurance of the GMDB attached to the Variable Annuity Contracts listed in Schedule
     B. The GMDB reinsurance benefit is as described in the rider shown in Schedule A.

2. This agreement covers only the Ceding Company's liability on claims under Variable Annuity Contracts. Approved GMDB forms, Variable Annuity Contracts and Annuity Contract Forms are listed in Schedule B.

3. If the Ceding Company intends to cede to Continental liability with respect to a new annuity contract, or a revised version of an annuity contract where such revision effects the GMDB, it must provide Continental written notice of such intention together with a copy of the proposed annuity contract, or revision. Continental must approve all such additions/revisions in writing.

4. The Ceding Company will not change its existing published limits and rules relating to GMDB as stated in its prospectus in effect as of January 29, 1999. Continental shall have no liability pursuant to revised limits and rules unless the Ceding Company provides written notice to Continental of such changes and Continental provides written notice to the Ceding Company that such revised limits and rules are acceptable.

                                   ARTICLE II
                       REINSURANCE PREMIUMS AND REPORTING

1.   REINSURANCE PREMIUMS

     A. Reinsurance premiums will be paid monthly in arrears. Such premiums will be determined by the application of the rates set forth in Schedule C to the amount of account value provided for each annuity insured by the Ceding Company as calculated based on the criteria defined in Schedule C.

     B. Continental's share of the maximum purchase amount issued on the life of each annuitant shall not exceed $3,000,000 without prior notification and acceptance. The maximum purchase amount is the sum of all premium contributions less withdrawals in the Contract. For purchase amounts in excess of the maximum, where Continental has not agreed to accept the entire amount, Continental's death benefit liability will be reduced by the ratio of purchase amounts in excess of the maximum to the total purchase amounts.

2.   REINSURANCE REPORTING

     A. Within 30 days from the close of the calendar month, the Ceding Company will forward to Continental a statement or electronic medium reflecting the premiums due including any adjustments from the prior month. The Ceding Company will also remit a check for the balance due or will submit a request for payment of any net amount due from Continental. No interest is payable on amounts paid within 30 days.

     B. If the amounts described in this Article cannot be determined by said due dates on an exact basis, such payments will be made with a generally agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

3.   UNPAID PREMIUMS

     A. If any reinsurance premium is not paid within 30 days following the allotted time, Continental may terminate the reinsurance on unpaid policies by giving the Ceding Company written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. Failure by Continental to exercise its right under this paragraph in any specific situation will not be a waiver of Continental's right to do so at a later date.

     B.   Continental will reinstate the reinsurance at any time within sixty
          (60) days following such termination if the Ceding Company makes payment, with interest, of all reinsurance premiums due and payable up to the date of reinstatement and provides full disclosure of all claims for which it has received notice between dates of termination and reinstatement. Continental will be liable for reinsurance on only those claims incurred by the Ceding Company between the dates of termination and reinstatement if the Ceding Company disclosed at the time it requested reinstatement of such policies all claims for which it has received notice. All such claims will be subject to the claims provisions specified in Article V.

     C. Balances remaining unpaid by either party for more than 30 days from the date due will incur interest retroactive from the due date of the balance to the date of actual payment. Interest amounts will be calculated using the 7 year Constant Maturity Treasury rate reported for the last working day of that calendar month as reported in the Federal Reserve H15 Report.

4.   OFFSET

     Continental and the Ceding Company may exercise at any time the right to offset any undisputed debits or credits, liquidated or unliquidated, whether on account of premiums or on account of losses or otherwise, due from either party to the other under this agreement.

5.   QUARTERLY RESERVE AND VALUATION INFORMATION

     The reserve held by Continental for reinsurance of the variable annuity death benefit will be determined in accordance with the NAIC Actuarial Guideline XXXIV, but in no event less than the required statutory reserve in the state of domicile of the Ceding Company or such other state in which it conducts business.

6.   SELF ADMINISTERED REPORTING REQUIREMENTS

     The Ceding Company will not change its existing self administered reporting practices in effect on or after the effective date, unless the Ceding Company notifies Continental in writing and Continental approves of such changes. Continental reserves the right to terminate all reinsurance, both inforce and new business, if the reporting practices of the Ceding Company deteriorate to the point that Continental cannot properly administer the risks reinsured under this agreement.

                                   ARTICLE III
                              ERRORS AND OMISSIONS

This Agreement will not be abrogated by the failure of either the Ceding Company or Continental to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or Continental. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. This provision will cease five years after the termination of the last contract known to be reinsured under this agreement.

                                   ARTICLE IV
                                      FORMS

The Ceding Company will furnish Continental with any specimen copies of its applications, forms, and any tables of rates and values which may be required for the proper administration of the business reinsured under this agreement, and will keep Continental informed with proper documentation as to any modifications or new forms under which would be required for the proper administration of reinsurance under this agreement.

                                    ARTICLE V
                                     CLAIMS

l. The Ceding Company is solely responsible for payment of its claims under the underlying Annuity Contracts identified in Schedule B.

2. The Ceding Company will determine the Guaranteed Minimum Death Benefit for each deceased annuitant.

3.   Claims are self administered.

4. The amount payable or paid on such claim, will be furnished to Continental when the claim payment is reported to Continental.

5. Continental will be liable to the Ceding Company for the benefits reinsured hereunder to the same extent as the Ceding Company is liable to the policyowner for such benefits, and all reinsurance will be subject to the terms and conditions of the contract under which the Ceding Company will be liable.

6. Continental will pay its share in a lump sum to the Ceding Company without regard to the form of claim settlement of the Ceding Company.

7. Continental agrees to pay to the Ceding Company a proportionate share of any interest paid out to the claimant by the Ceding Company. Continental's liability to pay interest will be discharged on the date that Continental issues payment to the Ceding Company.

8. Continental reserves the right to offset any claim payments in accordance with Article II - 4.

9. Claims remaining unpaid by Continental for more than 30 days after the receipt of final papers will incur interest calculated from that date using the 7 year Constant Maturity Treasury Rate as reported for the last working date of that month in the Federal Reserve H15 Report.

10. The Ceding Company will promptly notify Continental of its intention to contest benefits reinsured under this agreement or to assert defenses to a claim for such benefits. If Continental agrees to participate in the contest or assertion of defenses and the Ceding Company's contest of such benefits results in the reduction of its liability, Continental will share in such reduction in proportion to Continental's liability. If Continental declines to participate in the contest or assertion of defenses, Continental will discharge all of its liability by payment of the full amount of the reinsurance to the Ceding Company.

11. Continental will pay its share of the unusual expenses of the contest in addition to its share of the claim itself. Routine expenses incurred in the normal settlement of uncontested claims, including interpleader cases, and the salary of an officer or employee of the Ceding Company, are excluded from this provision.

12. If Continental participates in the contest, in no event will Continental participate in punitive or compensatory damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company in connection with the benefits reinsured under this Agreement. Continental will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with benefits reinsured under this Agreement if Continental elected to join in the contest of the coverage in question. The parties recognize that circumstances may arise in which equity would require Continental, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Continental was an active party and directed, consented to, or ratified the act, omission, or course of conduct of the Ceding Company which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, the Ceding Company and Continental would share such damages so assessed in equitable proportions. Routine expenses incurred in the normal settlement of uncontested claims, in the submission of interpleaders and the salary of an officer or employee of the Ceding Company are excluded from this provision.

13.  For purposes of this provision, the following definitions will apply:

14. "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute;

15. "Statutory Penalties" are those amounts which are awarded as a penalty, but fixed in amount by statute;

16. "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as penalty, nor fixed in amount by statute.

                                   ARTICLE VI
                               RECAPTURE PRIVILEGE

Recapture in not available.

                                   ARTICLE VII
                              INSPECTION OF RECORDS

Continental will have the right, at any reasonable time, to inspect, at the office of the Ceding Company, all books, records and documents relating to the reinsurance under this Agreement.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

Continental and the Ceding Company may come into the possession or knowledge of Confidential Information of either party in fulfilling their obligations under this agreement. Continental and the Ceding Company agree to hold such information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by its employees or third parties of any kind, except by advance written authorization by an officer of Continental or the Ceding Company; provided however, that Continental and the Ceding Company will be deemed to have satisfied their obligations as to the Confidential Information by protecting its confidentiality in the same manner that they would protect their own proprietary or confidential information of like kind which will be at least a reasonable manner or, if it is determined that such disclosure is necessary in order to avoid a violation or potential violation of legal obligations in accordance with the following:

l. If Continental or the Ceding Company, their employees, directors or advisers are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it will promptly notify the other party in writing. The party notified will promptly determine whether to contest such attempted discovery by legal means or to waive compliance by the notifying party with the terms of this Agreement. If, in the opinion of its counsel, Continental or the Ceding Company is subject to contempt, sanction or other penalty for failure to disclose the requested Confidential Information, it may, without violating the terms of this Agreement, disclose only that portion of the Confidential Information that counsel advises is legally required to be disclosed, provided that it exercises all reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Continental or the Ceding Company in obtaining a protective order or other reliable assurance that the Confidential Information will be protected from redisclosure, provided, however, that all expenses of such efforts (other than allocated costs of home office employees at such location) shall be borne by the party whose confidential information is sought to be disclosed.

2. Confidential Information means any and all information acquired by Continental or the Ceding Company prior or subsequent to the execution of this Agreement with the exception of the following:

          .    Information readily available in the public domain; or
          .    Information acquired from sources other than the other party.

                                   ARTICLE IX
                                   INSOLVENCY

l. In the event of insolvency of either the Ceding Company or Continental, any debits or credits due the other party, whether matured or unmatured, under this agreement or any other agreement, which exists on the date of the entry of a receivership or liquidation order, shall be deemed mutual debits or credits as the case may be and shall be offset and only the balance shall be allowed or paid.

2. In the event of insolvency of the Ceding Company, Continental's liability for claims will continue to be in accordance with the terms of the agreement. Payment of reinsurance claims less any reinsurance premiums due Continental will be made directly to the liquidator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

3. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor will give Continental written notice of any pending claim and Continental may, at its own expense, investigate the claim and interpose any defense which it deems appropriate to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense by Continental, an equitable share of the expenses incurred by the Continental will be chargeable to the Ceding Company as part of the expense of liquidation.

4. The Continental's liability will not increase as a result of the insolvency of the Ceding Company.

5. In the event of the insolvency of Continental as determined by the Illinois Department of Insurance, the liability of Continental shall not terminate but shall continue with respect to the reinsurance ceded to Continental by the ceding company prior to the date of such insolvency, and the Ceding Company shall have a security interest in any and all sums held by or under deposit in the name of Continental.

6. If the event in paragraph above occurs, Continental shall have the right within sixty (60) days notice period to transfer all new and existing reinsurance ceded and all rights and obligations under this Agreement to another reinsurer, subject to approval of the reinsurer by the Ceding Company, and upon terms and conditions acceptable to the Ceding Company. The Ceding Company shall not withhold its approval unreasonably and it is understood that the terms and conditions of this Agreement shall be acceptable to the Ceding Company for purposes of such transfer. In the event that Continental is unable to effect such transfer, upon expiration of the applicable notice period the Ceding Company shall have the right to recapture all new and existing reinsurance ceded under this Agreement.

                                   ARTICLE X
                               TERMINATION CHARGE

If Continental exercises its rights to terminate all new and existing inforce reinsurance as stipulated in Article II-3 an appropriate charge will be determined by, and paid to, Continental. Such termination charge will be equal to one prior year's premium measured from the date of termination.

                                   ARTICLE XI
                            PARTIES TO THE AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Ceding Company and Continental. The acceptance of reinsurance hereunder will not create any right or legal relation whatsoever between Continental and any annuitant, policyowner or any beneficiary under any contracts of the Ceding Company which may be reinsured hereunder.

                                   ARTICLE XII
                             DURATION OF AGREEMENT

1. This Agreement will be effective on and after the Effective Date stated on the cover page. Other than for nonpayment of reinsurance premiums and/or failure to comply with reporting requirements, the Agreement is unlimited in duration but may be amended by mutual consent of the Ceding Company and Continental.

2. This Agreement may be terminated as to new reinsurance by either party's giving ninety (90) days written notice to the other, effective one year after date of this agreement.

                                  ARTICLE XIII
                                  ARBITRATION

1. It is the intention of Continental and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If Continental or the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration.

2. Disagreements between Continental and the Ceding Company will be submitted to three arbitrators who must be current or former officers of other life insurance companies. Within sixty (60) days of the date of notice of the intent to submit the dispute to arbitration, Continental and the Ceding Company will each appoint one arbitrator and the third will be selected by these two arbitrators. If agreement cannot be reached on the selection of the third arbitrator, each arbitrator will nominate three (3) candidates within ten (10) days thereafter, two of whom the other will decline, and the decision will be made by drawing lots.

3. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

4. The arbitration hearing will be held on the date fixed by the arbitrators. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearings, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrators will issue a written decision. In their decision, the arbitrators will apportion the costs of arbitration, which will include but not be limited to their own fees and expenses, as they deem appropriate.

                                   ARTICLE XIV
                                    CURRENCY

All currency will be payable in United States dollars.

                                   ARTICLE XV
                            CHOICE OF LAW AND FORUM

Illinois law will govern the terms and conditions of the Agreement. In the case of an arbitration, the arbitration hearing will take place in Chicago, Illinois, and the Uniform Arbitration Act will control except as provided in Article XIII.

                                   ARTICLE XVI
                           DAC TAX ELECTION STATEMENT

1. The Ceding Company and Continental hereby agree to the following pursuant to Section 1.8482(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for 1992 and all subsequent taxable years for which this agreement remains in effect.

2. The term "party" will refer to either the Ceding Company or Continental as appropriate.

3. The terms used in this article are defined by reference to Regulation 1.848-2 in effect December 1992.

4. The party with net positive consideration for this agreement for each taxable year will capitalize specified IRS policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848(c)(1).

5. Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

6. Continental will submit a schedule to the Ceding Company by February 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement stating that Continental will report such net consideration in its tax return for the preceding calendar year.

7. The Ceding Company may contest such calculation by providing an alternative calculation to Continental within 30 days of the Ceding Company's receipt of Continental's calculation. If the Ceding Company does not so notify Continental, Continental will report the net consideration as determined by Continental in Continental's tax return for the previous calendar year.

8. If the Ceding Company contests Continental's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Continental reach agreement on an amount of the net consideration, each party will report such amount in their respective tax returns for the previous calendar year.

                                  ARTICLE XVII
                                   PREMIUM TAX

Continental will not be responsible for any taxes incurred now or in the future, directly or indirectly, by the Ceding Company or its affiliated companies.

                                  ARTICLE XVIII
                                 ENTIRE CONTRACT

1. This agreement will constitute the entire agreement between the parties with respect to the business being reinsured thereunder and that there are no understandings between the parties other than in the agreement.

2. Any changes or modifications to the agreement will be null and void unless made by amendment to the agreement and signed by both parties.

Signed for Continental:       Continental Assurance Company of Chicago, Illinois


By: /s/ Illegible                       Attest: /s/ Illegible
    ------------------------------              --------------------------------
        Senior Vice President,                       Assistant Secretary
           Life Reinsurance

Date of Signatures: 11/12/1999


Signed for the Ceding Company:          GE Life and Annuity Assurance Company


By: /s/ Illegible                       Attest: /s/ Illegible
    ------------------------------              --------------------------------
Title: Vice President                   Title:  Vice President

Date of Signatures: 10/22/99

                                    SCHEDULES

                    SCHEDULE A     AUTOMATIC ACCEPTANCE LIMITS

                    SCHEDULE B     ACCEPTED COVERAGES

                    SCHEDULE C     PREMIUM RATES

                    SCHEDULE D     QUARTERLY REPORTING FORMAT

                    SCHEDULE E     SUB-ACCOUNTS

                                   SCHEDULE A

                           AUTOMATIC ACCEPTANCE LIMITS

GUARANTEED MINIMUM DEATH BENEFITS (GMDB)

The GMDB reinsured hereunder is provided on all new deferred variable annuity "Extra Credit" and "Freedom" contracts with the annual ratcheting death benefit. The GMDB reinsured under the terms of this Agreement is described in the attached copies of the GMDB rider forms. Such forms are listed in Schedule B of this agreement. For all new deferred annuity contracts

Extra Credit:

The guaranteed minimum death benefit (GMDB) for death prior to age 80 will be the greatest of:

     1) The purchase payments paid, reduced proportionally by any partial withdrawals and any applicable surrender charges and less any incurred taxes;

     2)   The Account Value on the date of the annuitant death; and

     3) The Maximum Anniversary Value, defined as the highest amount based on the account value at each anniversary adjusted by any subsequent purchase payments and reduced proportionally for any partial surrenders and incurred taxes.

The death benefit after attained age 80 and later will equal the death benefit at attained age 80, adjusted for subsequent purchase payments, partial surrenders and taxes.

Freedom:

The guaranteed minimum death benefit (GMDB) for death prior to age 80 will be the greatest of:

     1) The purchase payments paid, reduced proportionally by any partial withdrawals and any applicable surrender charges and less any incurred taxes;

     2)   The Account Value on the date of the annuitant death; and

     3) The Maximum Anniversary Value, defined as the highest amount based on the account value at each anniversary adjusted by any subsequent purchase payments and reduced proportionally for any partial surrenders and incurred taxes.

The death benefit after attained age 80 and later will equal the death benefit at attained age 80, adjusted for subsequent purchase payments, partial surrenders and taxes.

For business written at issue ages 81-85:

The guaranteed minimum death benefit (GMDB) for death will be the greatest of:

     1) The purchase payments paid, reduced proportionally by surrender charges and less any incurred taxes;

     2)   The Contract Value on the date of annuitant death.

In the event of lapse or other policy termination, prior to the annuitant's death, no benefit will be payable under this coverage.

If the attached GMDB rider forms, Schedule B, differ from the above description because of state or jurisdiction variations, the rider forms will be taken as the correct definition of the GMDB.

CAPACITY

$525 million of total account value per calendar year of new policies from both the "Extra Credit" and "Freedom" policy forms. Additional payments to existing contracts are cover automatically up to the per contract limit.

                                   SCHEDULE B

                               ACCEPTED COVERAGES

Annuity accounts allocated to the variable annuity policy forms shown below as governed by the prospectus in effect on January 29, 1999.

The following flexible premium variable annuity policy forms are included in this agreement:

     Extra Credit   P1152 1/99

     Freedom        P1151 1/99

And such other state specific versions as may be required by the states in which the company conducts business.

                                   SCHEDULE C

                              PREMIUM RATE SCHEDULE

The Adjusted Aggregate Account Value is the sum of the Account Values in all of the Ceding Company's variable annuities contracts subject to this Agreement minus Account Values attributable to amounts in excess of the maximum purchase amounts as described in Article II-1.

For determining the amount at risk, the GMDB and the Account Value are calculated as month end values for the current month and the end of the prior month.

The premium is a flat basis point charge applied to Account Value.

Extra Credit:

     Issue Ages                             Cost of Reinsurance

                                   SCHEDULE D

                           QUARTERLY REPORTING FORMAT

Within 30 days after the end of each calendar month, the Ceding Company will furnish Continental an electronic and summarized paper report for the reinsurance account, valued as of the last day of that month. The report will indicate for all inforce annuitants the following information:

-------------------------------------------------------------------------------------------------------------
Field #   Field Name                             Description
-------------------------------------------------------------------------------------------------------------
    1     Report Date                            Report date is the last day of the reporting month
                                                 (mm/dd/yyyy
-------------------------------------------------------------------------------------------------------------
    2     Direct Writing Company                 Name of your company
-------------------------------------------------------------------------------------------------------------
    3     Policy Number                          Policy or contract number
-------------------------------------------------------------------------------------------------------------
    4     Policyholder                           Name of the policyholder (last name MI first name)
-------------------------------------------------------------------------------------------------------------
    5     Issue Age                              Age of the policyholder when the policy was issued
-------------------------------------------------------------------------------------------------------------
    6     Issue Date                             Date of the policy issued (mm/dd/yyyy)
-------------------------------------------------------------------------------------------------------------
    7     Sex                                    Gender of the policyholder (M or F)
-------------------------------------------------------------------------------------------------------------
    8     Plan Code                              Z5400 - GELAAC extra credit business
                                                 Z5401 - GELAAC no surrender charge business
                                                 Z5402 - GELAAC six-year ratchet, NY business
                                                 Z5403 - GELAAC annual ratchet, NY business
-------------------------------------------------------------------------------------------------------------
    9     Date of Last Ratchet                   Last ratchet date, if applicable (mm/dd/yyyy)
-------------------------------------------------------------------------------------------------------------
   10     Current Death Benefit                  Death benefit as of the report date ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   11     Current Total Account Value            Total account value as of the report date ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   12     Current Account Value by Fund          Account value by individual fund as of the report date. The sum of Field 12 should equal Field 11. ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   13     Total Death Benefits Paid              Total death benefits paid for this reporting month ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   14     Death Benefits Paid by CNA             Death benefits paid by CNA for this reporting month ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   15     Total Death Benefits Due and Unpaid    Total death benefits due and unpaid for this reporting month
                                                 ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   16     Death Benefits Due and Unpaid by CNA   Death benefits due and unpaid by CNA for this reporting
                                                 month ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   17     Current First Year Premium             First year premium paid for this reporting month. First year premium is defined as premiums paid during the first 12
                                                 months since issue date. ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   18     ITD First Year Premium                 First year premium paid from inception date to report date
                                                 ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   19     Current Renewal Premium                Renewal premium paid for this reporting month. Renewal
                                                 premium is defined as premiums paid after the 1st
                                                 anniversary ($xx.xx)
-------------------------------------------------------------------------------------------------------------
   20     ITD Renewal Premium                    Renewal premium paid from issue date to report date ($xx.xx)
-------------------------------------------------------------------------------------------------------------

                                   SCHEDULE E

                     ELIGIBLE PORTFOLIOS FOR ACCOUNT VALUES

l.   Separate Account Sub-Accounts

          Alger Small Cap
          Alger Growth

          Fidelity VIP/Advisor Equity-Inc
          Fidelity VIP/Advisor Growth
          Fidelity VIP Overseas
          Fidelity VIPII Asset Manager
          Fidelity VIPII Contra Fund
          Fidelity VIP/Advisor Growth & Inc
          Fidelity VIP/Advisor Growth Opp

          Goldman Sachs Growth & Income
          Goldman Sachs Mid Cap Equity

          Federated American Leaders II
          Federated High Income Bond II
          Federated Utility II

          Janus Balanced
          Janus Aggressive Growth
          Janus Worldwide Growth
          Janus Flexible Income
          Janus International Growth
          Janus Capital Appreciation

          Oppenheimer High Income
          Oppenheimer Bond
          Oppenheimer Aggressive Growth
          Oppenheimer Growth
          Oppenheimer Multi Strategies

          PBHG Large Cap Growth
          PBHG Growth II

          Salomon Bros Strategic Bond
          Salomon Bros Investors
          Salomon Bros Total Return

          GEI S&P 500 Stock Index
          GEI Money Market
          GEI Total Return
          GEI International Securites
          GEI Real Estate Securities
          GEI Global Income
          GEI Value Equity
          GEI Income
          GEI US Equity
          GEI Premier Growth

2.   General Account

          Policy Loans